EXHIBIT 10.14.1

AMENDMENT TO LEASE

This Amendment to Lease (the “Amendment”) is made as of the 15th day of February, 2006, by and between FirstCal Industrial 2 Acquisition, LLC, a Delaware LLC, as landlord (“Landlord”) and Eschelon Telecom, Inc., a Delaware corporation, as tenant (“Tenant”).

RECITALS

A.	Landlord is the successor in interest to Duke Realty Limited Partnership, an Indiana limited partnership .
(“Former Owner”)

B.                 Former Owner originally owned the real property commonly known as 6160 Golden Hills Drive, Golden Valley, Minnesota 55416 (the “Property”), and on September 29, 2005, Landlord acquired fee simple title to the Property from the Former Owner.

C.                 Tenant is the successor in interest to Cady Communications, a Minnesota corporation (“Former Tenant”).

D.                Former Owner, as landlord, entered into a certain Lease, dated May 25, 1999, with Former Tenant (the “Original Lease”), and pursuant to the Original Lease, Former Tenant leased from the Former Owner approximately 33,246 rentable square feet in the Property (the “Leased Premises”).

E.                 On September 29, 2005, Former Owner assigned to Landlord Former Owner’s entire right, title and interest in, to and under the Original Lease.

F.                 Former Tenant assigned to Tenant Former Tenant’s interest in and under the Original Lease.

G.                 Landlord and Tenant now desire to modify and amend the Original Lease.

NOW, THEREFORE, in consideration of the terms and provisions of this Amendment, Landlord and Tenant hereby modify and amend the Original Lease, as follows:

1.             Recitals. All of the Recitals set forth above are hereby incorporated into the body of this Amendment, as though separately and specifically set forth herein.

2.             Defined Terms and Conflict. Any capitalized terms used, but not defined, in this Amendment shall be deemed to have the meanings respectively ascribed to those terms in the Original Lease. In the event of any conflict between the terms and provisions of the Original Lease and those of this Amendment, the terms and provisions of this Amendment shall control, in all events.

3.             Extension of Lease Term. The Lease Term is hereby extended for a period of Five (5) year(s) and one (1) month from February 1, 2007, so that the extended Lease Term shall expire on February 29, 2012 (the “Extended Expiration Date”). The period of time from the expiration of the Lease Term described in the Original Lease through the Extended Expiration Date is hereinafter referred to as the “Extended Lease Term.”

4.             Minimum Annual Rent. During the Extended Lease Term, the Minimum Annual Rent and the Monthly Rental Installments of Base Rent shall be calculated based on the following per annum and per rentable square foot rates:

Base Rental Payments

Lease Period	Per Annum Base Rent Per Rentable Square Foot	Per Annum Base Rent Per Rentable Square Foot If Option A Is Applicable	Per Annum Base Rent Per Rentable Square Foot If Option B Is Applicable
February 1, 2007 – February 28, 2007	$0.00	$0.00	$0.00
February 1, 2007 – January 31, 2009	$9.80	$9.80	$10.05
February 1, 2009 – January 31, 2010	$10.05	$10.05	$10.30
February 1, 2010 – January 31, 2011	$10.30	$10.30	$10.55
February 1, 2011 – February 28, 2012	$10.55	$10.55	$10.80

5.             Basic Lease Provisions and Definitions. (a) During the Extended Lease Term, the following portions of Section 1.01 of the Original Lease are hereby deleted and, in lieu thereof, the following are instead substituted:

Section 1.01B.       The term “Rentable Area” shall mean the number of rentable square feet comprising the Leased Premises as of February 1, 2007, after either (a) Tenant’s delivery of the Commitment Letter (defined below) or (b) implementation of Plan A which shall consist of 19,652 square feet of office and 9,171 square feet of warehouse for a total of 28,823 square feet or Plan B which shall consist of 20,926 square feet of office and 8,069 square feet of warehouse for a total of 28,995, as the case may be (and as each is defined below). Landlord shall use commercially reasonable standards, consistently applied, in determining the Rentable Area and the rentable area of the Building. Landlord’s determination of Rentable Area shall conclusively be deemed correct for all purposes hereunder.

Section 1.01D and E.            The terms “Minimum Annual Rent” and “Monthly Rental Installment” shall be based upon the rates set forth in Section 4 above.

Section 1.01G.  The term “Lease Term” shall mean the “Extended Lease Term” as set forth in Section 3 above.

Section 1.01K.  The term “Broker” shall mean Todd Braufman of Equis Corporation.

(b)           The following parts of the Original Lease are hereby deleted and, the lieu thereof, the following is instead substituted:

Section 1.01M.               Until further notice, the name and address of Landlord shall be FirstCal Industrial 2 Acquisition, LLC, c/o First Industrial Realty Trust, Inc., 7625 Golden Triangle Drive, Suite T, Eden Prairie, Minnesota 55344.

6.             Tenant’s Insurance. Section 9.02 of the Original Lease is hereby deleted and, in lieu thereof, the following is instead substituted:

6.1 Tenant shall purchase, at its own expense, and keep in force at all times during the Lease Term the policies of insurance set forth below (collectively, “Tenant’s Policies”). All Tenant’s Policies shall (a) be issued by an insurance company with a Best’s rating of A or better and otherwise reasonably acceptable to Landlord and shall be licensed to do business in the state in which the Leased Premises is located; (b) provide that said insurance shall not be canceled or materially modified unless 30 days’ prior written notice shall have been given to Landlord; (c) provide for deductible amounts that are reasonably acceptable to Landlord (and its lender, if applicable) and (d) otherwise be in such form, and include such coverages, as Landlord may reasonably require. The Tenant’s Policies described in (i) and (ii) below shall (1) provide coverage on an occurrence basis; (2) name Landlord (and its lender, if applicable) as additional insured; (3) provide coverage, to the extent insurable, for the indemnity obligations of Tenant under this Lease; (4) contain a separation of insured parties provision; (5) be primary, not contributing with, and not in excess of, coverage that Landlord may carry; and (6) provide coverage with no exclusion for a pollution incident arising from a hostile fire. All Tenant’s Policies (or, at Landlord’s option, Certificates of Insurance and applicable endorsements, including, without limitation, an “Additional Insured-Managers or Landlords of Premises” endorsement) shall be delivered to Landlord prior to the Commencement Date and renewals thereof shall be delivered to Landlord’s corporate and regional notice addresses at least 30 days prior to the applicable expiration date of each Tenant’s Policy. In the event that Tenant fails, at any time or from time to time, to comply with the requirements of the preceding sentence. Landlord may (A) order such insurance and charge the cost thereof to Tenant, which amount shall be payable by Tenant to Landlord upon demand, as Additional Rent or (B) impose on Tenant, as Additional Rent, a monthly delinquency fee, for each month during which Tenant fails to comply with the foregoing obligation, in an amount equal to five percent (5%) of the Monthly Rental Installments then in effect. Tenant shall give prompt notice to Landlord and Agent of any bodily injury, death, personal injury, advertising injury or property damage occurring in and about the Property.

Tenant shall purchase and maintain, throughout the Term, a Tenant’s Policy(ies) of: (i) commercial general or excess liability insurance, including personal injury and property damage, in the amount of not less than $2,000,000.00 per occurrence, and $5,000,000.00 annual general aggregate, per location; (ii) comprehensive automobile liability insurance covering Tenant against any personal injuries or deaths of persons and property damage based upon or arising out of the ownership, use, occupancy or maintenance of a motor vehicle at the Premises and all areas appurtenant thereto in the amount of not less than $1,000,000, combined single limit; (iii) commercial property insurance (including reasonable business interruption limits) covering Tenant’s Property (at its full replacement cost); (iv) workers’ compensation insurance per the applicable state statutes covering all employees of Tenant; and if Tenant handles, stores or utilizes Hazardous Substances in its business operations, (v) pollution legal liability insurance.

7.             Landlord’s Insurance. The following is hereby added as an additional Section 9.03:

During the Lease Term, Landlord shall maintain the following types of insurance, in the amounts specified below (the cost of which shall be included in Operating Expenses): (a) commercial property insurance policy covering the Building (at its full replacement cost), but excluding Tenant’s personal property; (b) commercial general public liability insurance covering Landlord for claims arising out of liability for bodily injury, death, personal injury, advertising injury and property damage occurring in and about the Building and otherwise resulting from any acts and operations of Landlord, its agents and employees; (c) rent loss insurance; and (d) any other insurance coverage deemed appropriate by Landlord or required by Landlord’s lender. All of the coverages described in (a) through (d) shall be determined from time to time by Landlord, in its sole discretion. All insurance maintained by Landlord shall be in addition to and not in lieu of the insurance required to be maintained by the Tenant.

8.             Waiver of Subrogation. Section 8.02 of the Original Lease is hereby deleted and, in lieu thereof, the following is instead substituted:

Notwithstanding anything to the contrary in this Lease, Landlord and Tenant mutually waive their respective rights of recovery against each other and each other’s officers, directors, constituent partners, members, agents and employees, and Tenant further waives such rights against (a) each lessor under any ground or underlying lease encumbering the Property and (b) each lender under any mortgage or deed of trust or other lien encumbering the Property (or any portion thereof or interest therein), to the extent any loss is insured against or required to be insured against under this Lease, including, but not limited to, losses, deductibles or self-insured retentions covered by Landlord’s or Tenant’s commercial property, general liability, automobile liability or workers’ compensation policies described above. This provision is intended to waive, fully and for the benefit of each party to this Lease, any and all rights and claims that might give rise to a right of subrogation by any insurance carrier. Each party shall cause its respective insurance policy(ies) to be endorsed to evidence compliance with such waiver.

9.             Late Charges and Default Interest. Section 3.04 of the Original Lease is hereby deleted and, in lieu thereof, the following is instead substituted:

Tenant acknowledges that Landlord shall incur certain additional unanticipated administrative and legal costs and expenses if Tenant fails to timely pay any payment required hereunder. Therefore, in addition to the other remedies available to Landlord hereunder, if any payment required to be paid by Tenant to Landlord hereunder shall not be paid within five (5) days of the date such payment was due, Tenant shall pay a late fee equal to five percent (5%) of the delinquent payment. If a payment remains delinquent beyond the expiration of any applicable cure period, the delinquent amount shall bear interest (from the date on which the cure period expires through the date on which the delinquency is paid, in full, inclusive of interest) at the rate of five percent (5%) per annum above the “prime” or “reference” or “base” rate (on a per annum basis) of interest publicly announced as such, from time to time, by JPMorgan Chase Bank N.A. (the “Default Rate”). The various rights, remedies and elections of Landlord reserved, expressed or contained herein are cumulative and no one of them shall be deemed exclusive of the others as of such other rights, remedies, options or elections as are now or may hereafter be conferred upon Landlord by law.

10.           Financial Information. Section 16.09 of the Original Lease is hereby deleted and, in lieu thereof, the following is hereby substituted:

As of the date of this Amendment, Tenant is a publicly traded entity; therefore, Landlord acknowledges and agrees that, if and to the extent that Landlord desires financial information concerning Tenant, Landlord shall examine and review any and all of the publicly-available information concerning Tenant and Tenant shall not be required to provide any other financial information to Landlord. If, however, at any time during the Lease Term, Tenant is no longer a publicly traded entity, then from time to time during the Lease Term, but not more than once per six (6) month period (except in the event that Tenant is in default under this Lease or in the event that Landlord is pursuing a sale or refinancing of the Property), Tenant shall deliver to Landlord information and documentation describing and concerning Tenant’s financial condition, and in form and substance reasonably acceptable to Landlord, within ten (10) business days following Landlord’s written request therefor. Upon Landlord’s request, Tenant shall provide to landlord the most currently available audited financial statement of Tenant; and if no such audited financial statement is available, then Tenant shall instead deliver to Landlord its most currently available balance sheet and income statement. Furthermore, upon the delivery of any such financial information from time to time during the Lease Term, Tenant shall be deemed to automatically represent and warrant to Landlord that the financial information delivered to Landlord is true, accurate and complete, and that there has been no adverse change in the financial condition of Tenant since the date of the then-applicable financial information.

11.           Hazardous Substances Reporting. The following is hereby added as an additional Section 15.08:

Tenant shall immediately give Landlord written notice of both (a) any suspected or potential breach of Tenant’s obligations under Article 15 upon learning of the presence of or any release of any Hazardous Substances in, on, to or from the Leased Premises or the Property, and (b) Tenant’s receipt of any notices from governmental agencies pertaining to Hazardous Substances which may affect the Premises or the Property. Tenant has delivered to Landlord (or shall deliver to Landlord, on or before the commencement of the Renewal Term), a completed Tenant Operations Inquiry, in the form attached hereto as Exhibit “C” and Tenant hereby warrants the accuracy and completeness of the information set forth therein. Such Tenant Operations Inquiry shall be revised by Tenant and delivered to Landlord from time to time upon Landlord’s written request therefor but not more than once per six (6) month period (except in the event that Tenant is in default under this Lease). The obligations of Tenant hereunder shall survive the expiration of earlier termination, for any reason, of this Lease.

12.           Option to Renew. Section 16.12 of the Original Lease is hereby deleted and, in lieu thereof, the following is instead substituted:

16.12.1 Tenant shall have the option (“Renewal Option”) to renew this Lease with respect only to the entirety of the Leased Premises, as it is comprised and configured on February 1, 2007, for two (2) additional and consecutive terms of five (5) years each (each, a “Renewal Term”), on all the same terms and conditions set forth in this Lease, except that Base Rent during each Renewal Term shall be equal to Fair Market Rent (as defined in Section 16.12.2 below). Tenant shall deliver written notice to Landlord of Tenant’s election to exercise the Renewal Option (“Renewal

Notice”) not less than six (6) months, nor more than nine (9) months, prior to the expiry date of the original Term (or the first Renewal Term, as the case may be); and if Tenant fails to timely deliver the Renewal Notice to Landlord, then Tenant shall automatically be deemed to have irrevocably waived and relinquished the then-applicable Renewal Option. If Tenant fails to timely exercise the first Renewal Option, then Tenant shall have no further Renewal Option.

16.12.2    “Fair Market Rent” shall be determined by Landlord, in its sole, but good faith, discretion based upon the annual base rental rates then being charged (as of the date on which Tenant delivers the then-applicable Renewal Notice) in the industrial submarket sector of the geographic area where the Building is situated for comparable space and for a lease term commencing on or about the commencement date of the then-applicable Renewal Term and equal in duration to the then-applicable Renewal Term, taking into consideration: the geographic location, quality and age of the building; the location and configuration of the relevant space within the applicable building; the extent of service to be provided to the proposed tenant thereunder; applicable distinctions between “gross” lease and “net” leases; the creditworthiness and quality of Tenant; leasing commissions; free rent; tenant improvements allowances; moving allowances; and any other relevant term or condition in making such evaluation, as reasonably determined by Landlord. Landlord shall notify Tenant of Landlord’s determination of Fair Market Rent for the then-applicable Renewal Term, in writing (the “Base Rent Notice”) within fifteen (15) business days after receiving the Renewal Notice.

16.12.3    Tenant shall then have fifteen (15) business days after Landlord’s delivery of the Base Rent Notice in which to advise Landlord, in writing (the “Base Rent Response Notice”) whether Tenant (i) is prepared to accept the Fair Market Rent established by Landlord in the then-applicable Base Rent Notice and proceed to lease the Premises, during the applicable Renewal Term, at that Fair Market Rent; or (ii) elects to withdraw and revoke its Renewal Notice, whereupon the then-applicable Renewal Option shall automatically be rendered null and void; or (iii) elects to contest Landlord’s determination of Fair Market Rent. In the event that Tenant fails to timely deliver the Base Rent Response Notice, then Tenant shall automatically be deemed to have elected (i) above. Alternatively, if Tenant timely elects (ii), then this Lease shall expire on the original expiry date of the initial Term or the expiry date of the initial Renewal Term, as the case may be. If, however, Tenant timely elects (iii), then the following provisions shall apply:

16.12.3.1 The Fair Market Rent shall be determined by either the Independent Brokers or the Determining Broker, as provided and defined below.

16.12.3.2 Within ten (10) business days after Tenant delivers its Base Rent Response Notice, electing (iii), each of Landlord and Tenant shall advise the other, in writing (the “Arbitration Notice”) of both (i) the identity of the individual that each of Landlord and Tenant, respectively, is designating to act as Landlord’s or Tenant’s, as the case may be, duly authorized representative for purposes of the determination of Fair Market Rent pursuant to this Section 16.12.3 (the “Representatives”); and (ii) a list of three (3) proposed licensed real estate brokers, any of which may serve as one of the Independent Brokers (collectively, the “Broker Candidates”). Each Broker Candidate:

(A)            shall be duly licensed in the jurisdiction in which the Premises is located;

(B)             shall have at least five (5) years’ experience, on a full-time basis, leasing industrial space (warehouse/distribution/ancillary office) in the same general geographic area as that in which the Premises is located, and at least three (3) of those five (5) years of experience shall have been consecutive and shall have elapsed immediately preceding the date on which Tenant delivers the Renewal Notice; and

(C)             shall be independent and have no then-pending (as of the date Landlord or Tenant designates the broker as a Broker Candidate) brokerage relationship, formal or informal, oral or written, with any or all of Landlord, Tenant, and any affiliates of either or both of Landlord and Tenant (“Brokerage Relationship”), nor may there have been any such Brokerage Relationship at any time during the two (2) year period immediately preceding the broker’s designation, by Landlord or Tenant, as a Broker Candidate.

16.12.3.3.                Within five (5) business days after each of Landlord and Tenant delivers its Arbitration Notice to the other, Landlord and Tenant shall cause their respective Representatives to conduct a telephonic meeting at a mutually convenient time. At that meeting, the two (2) Representatives shall examine the list of six (6) Broker Candidates and shall each eliminate two (2) names from the list on a peremptory basis. In order to eliminate four (4) names, first, the Tenant’s Representative shall eliminate a name from the list and then the Landlord’s Representative shall eliminate a name therefrom. The two (2) Representatives shall alternate in eliminating names from the list of six (6) Broker Candidates in this manner until each of them has eliminated two (2) names. The two (2) Representatives shall immediately contact the remaining two (2) Broker Candidates (the “Independent Brokers”), and engage them, as behalf of Landlord and Tenant, to determine the Fair Market Rent in accordance with the provisions of this Section 16.12.3.

16.12.3.4 The Independent Brokers shall determine the Fair Market Rent within fifteen (15) days of their appointment. Landlord and Tenant shall each make a written submission to the Independent Brokers, advising of the rate and any then-applicable concessions that should be included in Fair Market Rent, including, but not limited to, free rent and a refurbishment allowance, that the submitting party believes should be the Fair Market Rate, together with whatever written evidence or supporting data that the submitting party desires in order to justify its desired rate of Fair Market Rent; provided, in all events, however, that the aggregate maximum length of each party’s submission shall not exceed ten (10) pages (each such submission package, a “FMR Submission”). The Independent Brokers shall be obligated to choose one (1) of the parties’ specific proposed rates of Fair Market Rent, without being permitted to effectuate any compromise position.

16.12.3.5 In the event, however, that the Independent Brokers fail to reach agreement, within twenty (20) days after the date on which both Landlord and Tenant deliver the FMR Submissions to the Independent Brokers (the “Decision Period”), as to which of the two (2) proposed rates of Fair Market Rent should be selected, then, within five (5) days after the expiration of the

Decision Period, the Independent Brokers shall jointly select a real estate broker who (x) meets all of the qualifications of a Broker Candidate, but was not included in the original list of six (6) Broker Candidates; and (y) is not affiliated with any or all of (A) either or both of the Independent Brokers and (B) the real estate brokerage companies with which either or both of the Independent Brokers is affiliated (the “Determining Broker”). The Independent Brokers shall engage the Determining Broker on behalf of Landlord and Tenant (but without expense to the Independent Brokers), and shall deliver the FMR Submissions to the Determining Broker within five (5) days after the date on which the Independent Brokers select the Determining Broker pursuant to the preceding sentence (the “Submission Period”).

16.12.3.6 The Determining Broker shall make a determination of the Fair Market Rent within fifteen (15) days after the date on which the Submission Period expires. The Determining Broker shall be required to select one of the parties’ specific proposed rates of Fair Market Rent, without being permitted to effectuate any compromise position; provided, however, that in the event that the rates of Fair Market Rent proposed by each of Landlord and Tenant in their respective FMR Submissions differ by no more than five percent (5.0%), then the Determining Broker shall have right, but not the obligation, to average the two (2) proposed rates of Fair Market Rent in order to conclusively determine Fair Market Rent.

16.12.3.7 The decision of the Independent Brokers or the Determining Broker, as the case may be, shall be conclusive and binding on Landlord and Tenant, and neither party shall have any right to contest or appeal such decision. Judgment may be entered, in a court of competent jurisdiction, upon the decision of the Independent Brokers or the Determining Broker, as the case may be.

16.12.3.8 In the event that the initial Term or the first Renewal Term, as the case may be, expires and the then-applicable Renewal Term commences prior to the date on which the Independent Brokers or the Determining Broker, as the case may be, renders their/its decision as to the Fair Market Rent, then from the commencement date of that Renewal Term through the date on which the Fair Market Rent is determined under this Section 16.12 (the “Determination Date”), Tenant shall pay monthly Base Rent to Landlord at the same rate of monthly Base Rent in effect immediately preceding the commencement date of the then-applicable Renewal Term; provided, however, that in the event that the Determination Date does not occur within fifteen (15) days after the date on which the then-applicable Renewal Term commences, then commencing with the sixteenth (16th ) day of that Renewal Term, Tenant shall pay monthly Base Rent to Landlord at a rate that is 105% of the rate of monthly Base Rent in effect as of the date immediately preceding the date on which then then-applicable Renewal Term commences (the “Temporary Base Rent”); and within ten (10) business days after the Determination Date, Landlord shall pay to Tenant, or Tenant shall pay to Landlord, whatever sum that Landlord or Tenant, as the case may be, owes the other (the “Catch-Up Payment”), based on the Base Rent (including, but not limited to, Temporary Base Rent), actually paid and the Fair Market Rent due (as determined, by the Independent Brokers or the Determining Broker, as the case may be) during that portion of the Renewal Term that elapses before the Catch-Up Payment is paid, in full (together with interest thereon, as provided below). The Catch-Up

Payment shall bear interest at the Default Rate from the date each monthly component of the Catch-Up Payment would have been due, had the Fair Market Rent been determined prior to the commencement of the Renewal Term, through the date on which the Catch-Up Payment is paid, in full (inclusive of interest thereon).

16.12.3.9 The party whose proposed rate of Fair Market Rent is not selected by the Independent Brokers or the Determining Broker, as the case may be, shall bear all costs of all counsel, experts or other representatives that are retained by both parties, together with all other costs of the arbitration proceeding described in this Section 16.3, including, without limitation, the fees, costs and expenses imposed or incurred by any or all of the Independent Brokers and the Determining Broker, except that, in the event the Determining Broker does not select one of the parties’ specific proposed rates of Fair Market Rent but instead effectuates a compromise position (only as permitted pursuant to Section 16.12.3.6), each party shall pay its own costs of counsel, experts or other representatives, together with its share of the costs of the arbitration proceeding described in this Section 16.3, including, without limitation, the fees, costs and expenses imposed or incurred by the Independent Determining Broker.

16.12.3.10               Unless otherwise expressly agreed in writing, during the period of time that any arbitration proceeding is pending under this Section 16.12.3, Landlord and Tenant shall continue to comply with all those terms and provisions of this Lease that are not the subject of their dispute and arbitration proceeding, most specifically including, but not limited to, Tenant’s monetary obligations under this Lease; and, with respect to the payment of Base Rent during that portion of the Renewal Term that elapses during the pendency of any arbitration proceeding under this Section 16.12.3, the provisions of Section 16.12.3.8 shall apply.

16.12.3.11               During any period of time that an arbitration is pending or proceeding under this Section 16.12.3, Tenant shall have no right to assign this Lease or enter into any sublease for all or any portion of the Premises, notwithstanding any provision to the contrary in this Lease. Furthermore, if this Lease requires that Landlord perform any tenant improvement work in connection with the then-applicable Renewal Term, Landlord shall be relieved of any such obligation during the pendency of any arbitration proceeding under this Section 16.12.3.

16.12.4    The Renewal Option is granted subject to all of the following conditions:

(a)                     As of the date on which Tenant delivers its Renewal Notice and continuing through the commencement date of the Renewal Term, this Lease shall be in full force and effect and no act or omission shall occur which, with the giving of notice or the passage of time, or both, shall constitute a breach or default by Tenant under this Lease.

(b)                    There shall be no further right of renewal after the expiration of the second Renewal Term.

(c)                     The Renewal Option is personal to Tenant. In the event that Tenant assigns its interest under this Lease or subleases all or any portion of the Premises, whether or not in accordance with the requirements of Article 11, and whether directly or indirectly, the provisions of this Section 16.12.3 shall not be available to, or run to the benefit of, and may not be exercised by, any assignee or sublessee.

(d)                    Unless Tenant delivers a Commitment Notice pursuant to Section 14 below, then the Tenant’s Renewal Option shall only apply to the Reduced Premises.

13.           Construction of Tenant Improvements. Landlord shall provide an allowance for Tenant Improvements as set forth in this Section 13 as follows:

(a)                     Landlord shall provide an allowance in a maximum amount of eight dollars ($8.00) per rentable square foot of the Reduced Premises (defined below), unless, prior to the TI Allowance Commencement Date (defined below), Tenant delivers a Commitment Notice to continue to lease the entirety of the currently existing Leased Premises throughout the Extended Lease Term, in which event such allowance shall be based upon the rentable square footage of the entire Leased Premises (the “Allowance”) to be used only for the following purposes: (i) for refurbishment of the Reduced Premises or the Leased Premises, as the case may be, (ii) to reconfigure furniture at the Reduced Premises or the Leased Premises, as the case may be, and (iii) to demise the Reduced Premises from the Relinquished Space or the Additional Space, as the case may be (if applicable);

(b)                    Tenant acknowledges that Landlord has agreed to perform the Tenant Improvements as set forth in the Work Letter attached hereto as Exhibit C (the “Work Letter”). Except as otherwise specifically provided in either or both of this Lease and the Work Letter, Landlord shall not be obligated to make any repairs, replacement or improvements of any kind or nature to the foregoing in connection with, or in consideration of, this Lease, nor shall Landlord be required to expend any monies pursuant to the Work Letter in excess of the Allowance.

(c)                     Landlord shall have no obligation to construct any of the Tenant Improvements unless and until the first to occur of (a) February 1, 2007, being the commencement date of the Extended Lease Term or (b) the date on which Landlord and a third party tenant enter into an AS Lease, as defined below, and (c) the date on which Plan A is implemented (whichever of (a), (b) or (c) is applicable, the “TI Allowance Commencement Date”).

(d)                    All rights of Tenant and obligations of Landlord contained in this Section 13 and the Work Letter shall apply solely if, as of the TI Allowance Commencement Date, this Lease shall be in full force and effect and no act or omission shall occur which, with the giving of notice or the passage of time, or both, shall constitute a breach or default by Tenant under this Lease.

(e)                     Within thirty (30) days following substantial completion of, and payment in full for, the Tenant Improvements (“Substantial Completion and Payment”), and to the extent that unexpended funds remain available in the Allowance,

Landlord shall pay to Tenant, as an allowance for Tenant’s purchase of additional personal property to be utilized for Tenant’s business operations in the Leased Premises, including, but not limited to, furniture and equipment, and to otherwise provide Tenant with funds to facilitate the cleaning and redecorating of the Leased Premises, an amount equal to the lesser of (i) the then-remaining and unexpended portion of the Allowance; and (ii) a sum equal to the product of (x) $2.00 and (y) the Rentable Area as of February 1, 2007.

14.           Additional Space and Retained Space. Tenant has advised Landlord that Tenant wishes to relinquish its lease, occupancy and possession of a portion of its existing Leased Premises. Landlord has advised Tenant that a third party that is already an existing tenant in the Building, with leased premises contiguous to a portion of the existing Leased Premises (the “Adjacent Tenant”) may be interested in expanding its own existing leased premises to incorporate a portion of Tenant’s existing Leased Premises, in the manner depicted with diagonal lines on Exhibit “A” attached hereto and incorporated herein by this reference (such expansion by the Adjacent Tenant and corresponding reduction in the Leased Premises, “Plan A”). Landlord shall have the right to pursue negotiations with the Adjacent Tenant to document and implement Plan A at any time prior to February 1, 2007, on whatever terms Landlord deems acceptable, in its sole discretion. If, at any time prior to February 1, 2007, Landlord advises Tenant that Plan A will be implemented (subject to the notice requirement imposed in the following grammatical paragraph), then at Landlord’s direction, Tenant will promptly enter into a further amendment to this Lease in order to irrevocably and unconditionally relinquish any and all right to possession of that portion of the existing Leased Premises depicted with diagonal lines on Exhibit “A” (the “Relinquished Space”), and to appropriately adjust the Rentable Area, the Base Rent and Tenant’s Proportionate Share in order to reflect the reduced rentable square footage comprising the resulting Leased Premises. In the event, however, that Landlord fails to implement Plan A on or before February 1, 2007, then effective of that date, the existing Leased Premises shall automatically be modified so as to reduce the existing Leased Premises by 4,251 rentable square feet (the “Additional Space”), as depicted on Exhibit “B” attached hereto and incorporated herein by this reference (such reduction in the Leased Premises, “Plan B”), and if Plan B is applicable, then Landlord and Tenant shall promptly enter into a further amendment to this Lease in order to memorialize the reduced Rentable Area of the Leased Premises, and corresponding adjustments in the Base Rent and Tenant’s Proportionate Share. (The Leased Premises, as reduced pursuant to Plan A or Plan B, whichever is applicable, is sometimes referred to as the “Reduced Premises”). If, at any time prior to February 1, 2007, Landlord concludes, in its sole, but reasonable, discretion, that Plan A will not be implemented on or before February 1, 2007 (such date on which Landlord makes such determination, the “Plan A Abandonment Date”), then, promptly following the Plan A Abandonment Date, Landlord shall engage an independent leasing broker to market the Additional Space for lease to an independent third party. Landlord shall use reasonable and good faith efforts to lease the Additional Space to such a third party prior to February 1, 2007 and on terms acceptable to Landlord in its sole, but reasonable, discretion. In the event that Landlord elects to enter into a lease with a third party tenant for the Additional Space (the “AS Lease”), then upon execution and delivery of the AS Lease, this Lease shall automatically be amended (effective as of the commencement date of the AS Lease) so as to reduce the rentable square footage of the Leased Premises pursuant to Plan B, and Landlord and Tenant shall promptly thereafter enter into a further amendment to this Lease to reflect the reduction in the Rentable Area and the corresponding adjustment and reduction in the Base Rent and Tenant’s Proportionate Share so as to reflect the Reduced Premises. In the event that Landlord fails, for any reason, to enter into the AS Lease on or before February 1, 2007, then Plan B shall be implemented, as provided above.

Notwithstanding the foregoing, however, Tenant shall have the unilateral right at any time prior to the first to occur of (i) the implementation of Plan A, (ii) the execution and delivery of the AS Lease by Landlord and the third party tenant; and (ii) February 1, 2007, to deliver written notice to Landlord, advising Landlord that Tenant unconditionally elects to continue to lease the entire Leased Premises, inclusive of the Relinquished Space and the Additional Space, throughout the Lease term, including the Extended Lease Term (the “Commitment Notice”). From and after Tenant’s delivery of the Commitment Notice, Landlord shall have no further right to implement Plan A nor any obligation to market the Additional Space for lease to a third party, and Tenant shall be obligated to reimburse Landlord for all (if any) reasonable, documented out-of-pocket costs and expenses that either or both of Landlord and its leasing broker incurred in connection with the marketing and potential leasing of the Additional Space (the “Leasing Costs”); provided, however, that the maximum aggregate amount of Leasing Costs that Tenant shall be obligated to pay to Landlord is $1,500.00. Tenant shall pay the Leasing Costs to Tenant within ten (10) days after Landlord’s written demand therefor (delivered with reasonable evidence of the Leasing Costs). Landlord shall not enter into either (1) any lease amendment with the Adjacent Tenant to implement Plan A; or (2) the AS Lease without first providing Tenant with at least ten (10) days’ notice of Landlord’s intent to enter into either of (1) or (2), as the case may be, and Tenant shall have the right to deliver a Commitment Notice to Landlord within such ten (10) day period, whereupon Landlord shall not implement Plan A or enter into the AS Lease, as the case may be, but instead, Tenant shall be unconditionally obligated to continue leasing the entire Leased Premises (inclusive of the Relinquished Space and the Additional Space) throughout the Lease term, including the Extended Lease Term, and Tenant shall also be required to reimburse Landlord for the Leasing Costs, as provided above.

15.           Broker. Section 16.06 of the Original Lease is hereby deleted and, in lieu thereof, the following is instead substituted:

Tenant covenants, warrants and represents that TODD BRAUFMAN of Equis Corporation was the only broker to represent Tenant in the negotiation of this Lease (“Tenant’s Broker”). Landlord shall be solely responsible for paying the commission of Tenant’s Broker pursuant to a separate agreement. Each party agrees to and hereby does defend, indemnify and hold the other harmless against and from any brokerage commissions or finder’s fees or claims therefor by a party claiming to have dealt with the indemnifying party and all costs, expenses and liabilities in connection therewith, including, without limitation, reasonable attorneys’ fees and expenses, for any breach of the foregoing. The foregoing indemnification shall survive the termination or expiration of this Lease.

16.           Waiver of Trial by Jury. THE LANDLORD AND THE TENANT, TO THE FULLEST EXTENT THAT THEY MAY LAWFULLY DO SO, HEREBY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING BROUGHT BY ANY PARTY TO THIS LEASE WITH RESPECT TO THIS LEASE, THE LEASED PREMISES, OR ANY OTHER MATTER RELATED TO THIS LEASE OR THE LEASED PREMISES.

17.                                 Miscellaneous.

17.1  Entire Agreement. This Amendment constitutes the entire understanding between the parties with respect to the transaction contemplated herein, and all prior or contemporaneous oral agreements, understandings, representations and statements, and all prior written agreements, understandings, letters of intent and proposals are merged into this Amendment. Except as otherwise expressly provided herein, neither this Amendment nor any provisions hereof may be waived, modified, amended, discharged or terminated except by an instrument in writing signed by the party against which the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

17.2             No Recording. Neither this Amendment nor any memorandum thereof shall be recorded and the act of recording by Tenant shall be deemed a default by Tenant hereunder.

17.3             Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Minnesota.

17.4             Construction of Agreement. In construing this Amendment, all headings and titles are for the convenience of the parties only and shall not be considered a part of this Amendment. Whenever required by the context, the singular shall include the plural and the masculine shall include the feminine and vice versa. This Amendment shall not be construed as if prepared by one of the parties, but rather according to its fair meaning as a whole, as if both parties had prepared it. All (if any) Exhibits attached hereto are incorporated in this Amendment by reference thereto.

17.5             Partial Invalidity. The provisions of this Amendment shall be deemed independent and severable, and the invalidity or partial invalidity or enforceability of any one provision shall not affect the validity of enforceability of any other provision hereof.

17.6             Counterparts; Facsimile. This Amendment may be executed in multiple counterparts and shall be valid and binding with the same force and effect as if all parties had executed the same Amendment. A fully executed facsimile copy of this Amendment shall be effective as an original.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties executed this Amendment as of the                 day of January, 2006.

LANDLORD:

FirstCal Industrial 2 Acquisition, LLC, a Delaware limited liability company

By:	FirstCal 2 Industrial Leasing Manager, LLC, a Delaware limited liability company and its leasing manager

By:	First Industrial, L.P., a Delaware limited partnership, its sole member

	By:	First Industrial Realty Trust, Inc., a Maryland corporation and its sole general partner

	By:	/s/ Chris William
	Name:	Chris William
	Title:	SR Regional Director

TENANT:

ESCHELON TELECOM, INC., a Delaware corporation

By:	/s/ Michael A. Donahue
Name:	Michael A. Donahue
Title:	VP Finance and Treasurer

EXHIBIT A

PLAN A

A-1

EXHIBIT B

PLAN B

B-1

EXHIBIT C

TENANT OPERATIONS INQUIRY FORM

1.	Name of Company/Contact	Michele Speranza-diforza
2.	Address/Phone	730 2nd Ave S # 900, Minneapolis, MN 55402
612.436.6621
3.	Provide a brief description of your business and operations:
Telecommunications services & Products

4.                          Will you be required to make filings and notices or obtain permits as required by Federal and/or State regulations for the operations at the proposed facility? Specifically:

a. SARA Title III Section 312 (Tier II) reports	YES	NO
(> 10,000lbs. of hazardous materials STORED at any one time)
b.SARA Title III Section 313 (Tier III) Form R reports	YES	NO
(> 10,000lbs. of hazardous materials USED per year)
c. NPDES or SPDES Stormwater Discharge permit	YES	NO
(answer “No” if “No-Exposure Certification” filed)
d. EPA Hazardous Waste Generator ID Number	YES	NO

5.             Provide a list of chemicals and wastes that will be used and/or generated at the proposed location.

Routine office and cleaning supplies are not included. Make additional copies if required.                  N/A

Chemical/Waste	Approximate Annual Quantity Used or Generated	Storage Container(s) (i.e. Drums, Cartons, Totes, Bags, ASTs, USTs, etc)

C-1

EXHIBIT D

WORK LETTER

This Work Letter (this “Work Letter”) is incorporated into and made a part of the Lease. All terms not defined herein shall have the meanings set forth in the Lease. In the event of any conflict between the terms and provisions of the Lease and those of this Work Letter, the terms and provisions of this Work Letter shall control, in all events.

1.                 Performance of Work. Landlord shall cause to be performed, in accordance with the terms of this Work Letter, (a) if Plan A is applicable, those certain Tenant Improvements depicted in the plans, specifications and working drawings described in Schedule 1 attached hereto and made a part hereof (the “Plan A Final Plans”); or (b) if Plan B is applicable, those certain Tenant Improvements depicted in the plans, specifications and working drawings described in Schedule 2 attached hereto and made a part hereof (the “Plan B Final Plans;” references to the Final Plans shall mean the Plan A Final Plans or the Plan B Final Plans, as applicable). All Tenant Improvements shall be performed in a good and workmanlike manner, using new first grade quality materials. Landlord shall be responsible to obtain all necessary governmental and municipal approvals and permits required as a condition precedent to the performance and installation of the Tenant Improvements, and all costs and expenses incurred by Landlord pursuant to this sentence shall be deemed to constitute Work Cost, as defined below. The Final Plans have been prepared by LHB Architects (“Architect”). All work required for the construction and installation of the Tenant Improvements (“Work”) shall be performed only by Landlord’s contractor (the “Contractor”). Landlord shall select the Contractor. Landlord shall obtain bids from three (3) contractors who are able to perform the Work. Tenant shall, in its sole, but reasonable, discretion and with the assistance and approval of Landlord, select the Contractor based on the bid price, quality of service, delivery date and prior working relationship with Tenant. Landlord shall use its good faith efforts to cause the Landlord Improvements to be substantially completed within ninety (90) days after the date on which the Work commences (the “Scheduled Commencement Date”). The costs to construct the Tenant Improvements, including, but not limited to, the cost to prepare the Final Plans (collectively, the “Work Cost”), shall be paid for by Landlord (except as otherwise specifically set forth below): provided, however, that in no event shall Landlord be obligated to pay a Work Cost in excess of the Allowance, and, to the extent the Work Cost exceeds the Allowance, Tenant shall be solely responsible for (and, if necessary, promptly reimburse Landlord for) any such excess amount (“Excess Work Cost”). For purposes of the Lease, any Excess Work Cost shall constitute Additional Rent.

2.                 Change Orders. From time to time after the date of the Amendment, Tenant may notify Landlord of changes that Tenant proposes be made to the Final Plans (a “Change Order”). Promptly upon Tenant’s delivery to Landlord of a Change Order, Landlord shall notify Tenant (“Change Order Notice”) of both: (i) any estimated increase in the Work Cost due to the Change Order, and (ii) any estimated delay (an “Estimated Delay”) in the Scheduled Commencement Date if the Change Order is implemented. Tenant shall notify Landlord of its final approval or disapproval of the Change Order within two (2) business days after Landlord delivers to Tenant the applicable Change Order Notice (“Change Order Response Period”). If Tenant fails to timely notify Landlord of its approval or disapproval of any proposed Change

Order, Tenant shall be deemed to have automatically disapproved that particular Change Order and Landlord shall not proceed to implement any of the changes specified therein. If Tenant timely notifies Landlord of its approval of the Change Order, then the cost of such Change Order shall be added to the Work Cost and paid for from the Allowance, to the extent that Allowance proceeds are available; however, as provided above, Tenant remains solely responsible for any Excess Work Cost. In such event, any delay in the Scheduled Commencement Date resulting from the performance of the work described in the relevant Change Order shall be deemed a Delay Event (defined below).

3.                 Substitutions. From time to time after the date of the Lease, Landlord may notify Tenant of any proposed substitutions (“Substitutions”) in the materials or designs described in the Final Plans that Landlord determines are reasonably necessary to avoid delays in the Scheduled Commencement Date (a “Substitution Notice”). The Substitutions shall be of substantially the same character and quality as those described in the Final Plans. Any Substitution Notice shall describe in reasonable detail: (i) the nature of the Substitutions, (ii) any estimated increase in the Work Cost, if Tenant approves the Substitutions, and (iii) any estimated delay in the Scheduled Commencement Date if Tenant disapproves the Substitutions. Tenant shall notify Landlord of its approval or disapproval of the Substitutions within three (3) business days after Landlord delivers the relevant Substitution Notice to Tenant (“Substitution Response Period”). If Tenant fails timely to notify Landlord of its approval or disapproval, Tenant shall be deemed to have automatically disapproved the Substitutions described in the relevant Substitution Notice. If Tenant disapproves or is deemed to have disapproved the Substitutions, Landlord shall not implement the Substitutions and any delay in the Scheduled Commencement Date resulting therefrom shall be deemed a Delay Event. If Tenant timely approves a Substitution, then, within three (3) business days of the expiration of the relevant Substitution Response Period, Tenant shall pay Landlord the amount of any increase in the Work Cost (as set forth in the relevant Substitution Notice) in accordance with Paragraph 4 of this Work Letter, and upon receipt of such payment, Landlord shall implement the Substitutions.

4.                 Payment of Additional Work Cost. As provided above, Tenant shall be responsible for the payment of any increase in the Work Cost resulting from an approved Change Order or Substitution if the cost of such Change Order(s) and/or Substitution(s) exceeds the amount of the Allowance and, therefore, constitutes Excess Work Cost.

5.                 Substantial Completion Date and Punch List Items. The Architect shall determine the date on which the construction and installation of the Work Items are substantially completed in substantial accordance with the Final Plans, as such Final Plans may be modified by any Change Orders and Substitutions (“Substantial Completion Date”). The Architect shall certify to Landlord and Tenant, in writing, the Substantial Completion Date (“Substantial Completion Notice”). Within five (5) days after the Architect delivers the Substantial Completion Notice, Tenant and Landlord (and the Architect, if Landlord so desires) shall inspect the Premises to determine those items, if any, that Landlord and Tenant determine to be unfinished, but which do not materially impair Tenant’s use or occupancy of the Premises (the “Punch List Items”). Tenant shall accept possession of the Tenant Improvements and Landlord shall promptly thereafter complete the Punch List Items, it being understood that Landlord shall use reasonable efforts to so complete those Punch List Items within forty-live (45) days after the

Substantial Completion Date. At Landlord’s request from time to time, Tenant will furnish Landlord with written statements acknowledging the completion of the Punch List Items. Any disputes as to the nature or existence of any Punch List Item or as to the substantial completion of the Landlord Improvements shall be resolved by reasonable and joint decision of the Architect and a duly licensed Minnesota architect selected by Tenant.

6.                        Delay.

6.1.     Delay Events: The Scheduled Commencement Date may be delayed from time to time due to any or all of the following events (collectively, “Delay Events”):

6.1.1.   Change Orders requested or approved by Tenant;

6.1.2.   Tenant’s disapproval of a Substitution;

6.1.3.   Any act of Tenant or its agents, employees or contractors that interferes with the Work;

6.1.4.   Any delay due to, or in connection with, materials specified by Tenant to be procured from a particular source, including, without limitation, any delivery delays or delays relating to the quality or other characteristics of such materials;

6.1.5.   Any delay of any applicable governmental authority to issue appropriate permits for construction of the Landlord Improvements and a certificate of occupancy (or comparable certification) for the Premises upon substantial completion of the Work Items; and

6.1.6.   A matter arising or occurring under Section 17.4 of the Lease.

7.                 Limit on Landlord’s Liability. Without limitation of Landlord’s limitation of liability set forth in the Lease, Landlord shall not be liable for any damage caused to Tenant due to a delay as a result of a Delay Event in the delivery of the Tenant Improvements to Tenant.

SCHEDULE 1

FINAL PLANS

Schedule 1

EXHIBIT A

Option A - Preliminary

Initials:

Landlord:	[ILLEGIBLE]
Tenant:	[ILLEGIBLE]

EXHIBIT B

Option B- Preliminary

Initials:

Landlord:	[ILLEGIBLE]
Tenant:	[ILLEGIBLE]